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                                                                      EXHIBIT 99


                      WHITE ELECTRONIC DESIGNS CORPORATION

                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

         1. PURPOSE. The purpose of the White Electronic Designs Corporation Stock Plan for Non-Employee Directors ("Plan") is to increase the proprietary interest of Non-Employee Directors in White Electronic Designs Corporation ("Corporation") by granting them non-qualified options to purchase common stock, without par value (stated value $.10 per share), of the Corporation ("Common Stock") that will promote long-term shareholder value through ownership of Common Stock.

         2. ADMINISTRATION

                  (a) APPOINTMENT OF COMMITTEE. The Plan shall be administered by a committee ("Committee") of the Corporation, consisting of at least two executives of the Corporation appointed by, and holding office at the pleasure of, the Board of Directors. Grants of Options under the Plan shall be automatic as provided in Section 4. However, the Committee shall have full authority to interpret the Plan, to promulgate such rules and regulations with respect to the Plan as it deems desirable and to make all other determinations necessary or appropriate for the administration of the Plan, and such determinations shall be final and binding upon all persons having an interest in the Plan.

                  (b) COMPENSATION: PROFESSIONAL ASSISTANCE: GOOD FAITH ACTIONS. Members of the Committee shall not receive any compensation for their services as members, but all expenses and liabilities they incur in connection with the administration of the Plan shall be borne by the Corporation. The Committee may employ attorneys, consultants, accountants, or other persons. The Committee, the Corporation, and its officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons, All action taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Optionees, the Corporation and all other interested persons. No members of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan and all members of the Committee shall be fully protected and indemnified by the Corporation in respect to any such action, determination or interpretation.

         3. PARTICIPATION. Each member of the Board of Directors of the Corporation who is not an employee of the Corporation or any of its subsidiaries at the date of each grant ("Non-Employee Director's) shall be eligible to participate in the Plan.

         4. AWARDS UNDER THE PLAN. The number of shares of Common Stock available for grants under the Plan shall not exceed 281,000 share subject to adjustment as provided in Section 5.

                  (a) Grant of Options. Each Non-Employee Director on November 25, 1991, was, on such date, and each individual who becomes a-Non-Employee Director after November 25, 1991 (but excluding any Non-Employee Director re-elected), shall on the first trading day coinciding with or immediately following election to the Board automatically be granted an Option for 10,000 shares. Additionally, each individual who is a Nonemployee Director shall receive an Option to purchase 5,000 shares of Stock each year. The written agreement evidencing each Option shall be dated as of the applicable date of grant. Each Non-Employee Director accepting an Option shall execute and return a copy of the agreement to the Corporation. Any shares issued pursuant to Options ("Optioned Shares")


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may consist, in whole or in part, of authorized and unissued shares of Common
Stock or shares of Common Stock in the Corporation's treasury. All Options granted under the Plan shall be non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended.

                  (b) Option Exercise Price. The exercise price per share ("Option Price") of the Option shall be 100% of the Fair Market Value of a share of Common Stock on the date of grant. "Fair Market Value" as of any date shall be the closing price of the Common Stock as quoted on the principal national securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on such an exchange, the mean of the closing bid and asked prices of the Corporation's Common Stock as quoted by the National Association of Securities Dealers Automated Quotation System for the date in question. If no price(s) are quoted for such date, the next preceding date of which such price(s) are quoted shall be used.

                  (c) Term of Option. Each Option shall expire ten (10) years from the date of grant.

                  (d) Exercise of Option. Any Option granted under Section 4(a) shall vest over a three-year period, with one-third of the shares subject to the Option vesting after the first anniversary of the date of grant and the remaining two-thirds of the shares subject to the Option vesting monthly on a pro rata basis over the remaining two-year period or such greater or lesser period as may be prescribed by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or any successor rule thereto.

                  (e) Manner of Exercise. An exercisable Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Corporation at his or her office of all of the following:

                           (i) Notice in writing signed by the Optionee or other
                  person then entitled to exercise an Option or portion thereof, stating that the Option or portion is exercised, such notice complying with all applicable rules established by the Committee;

                           (ii) Such representations and documents as the
                  Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Federal Securities Act of 1933, as amended ("Federal Securities Act"), and any other Federal or state securities laws or regulations. The Committee may, in its absolute discretion, also take whatever actional action it deems appropriate to effect such compliance, including without limitation, placing legends on share certificates and issuing stop-transfer orders to transfer agents and registrars; and

                           (iii) Full cash payment of the Option Price for the
                  Shares with respect to which such Option or portion is thereby exercised and which are to be delivered to him or her pursuant to such exercise. Such payment need not accompany the written notice of exercise if the Optionee, either (a) in the notice of exercise directs that the stock certificate or certificates for the Optioned Shares as to which the Option is exercised be delivered to a broker-dealer registered with the Securities and Exchange Commission that is a member of the New York Stock Exchange or any other broker-dealer acceptable to the Committee, as the agent for the Optionee, which broker-dealer delivers to the Corporation its


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                  unconditional and irrevocable undertaking that, at the time such stock certificate or certificates are delivered, such broker-dealer will pay to the Corporation an amount in cash equal to such payment, plus the amount ("withholding amount") of all federal, state and/or local taxes of any kind which the Corporation is required to withhold with respect to the exercise of the Option or (b) furnish with said notice (i) shares of Common Stock (endorsed in favor of the Corporation) having a Fair Market Value equal to the amount of such payment or (ii) instructions that the Corporation withhold from the Optioned Shares to be delivered a number of Optioned Shares having a fair market value equal to the Option Price, plus (in each case), if the Committee shall approve, the withholding amount.

                  (f) Conditions to Issuance of Stock Certificates. The Corporation shall not be required to issue or deliver any certificate or certificates for shares of Common Stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

                           (i) The completion of any registration or other
                  qualification of such shares under any Federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Corporation shall, in its absolute discretion, deem necessary or advisable;

                           (ii) The obtaining of any approval or other clearance
                  from any state or federal governmental agency which the Corporation shall, in its absolute discretion, determine to be necessary or advisable;

                           (iii) The provision for any income tax withholding
                  which the Corporation shall, in its absolute discretion, determine to be necessary or advisable; and

                           (iv) The lapse of such reasonable period of time
                  following the exercise of the Option as the Corporation may determine, in its absolute discretion, from time to time to be necessary or advisable for reasons of administrative convenience.

                  (g) Rights as Stockholders. An Optionee shall not be, nor have any of the rights of, a stockholder of the Corporation in respect to any shares of Common Stock which may be purchased upon the exercise of any option or portion thereof unless and until certificates representing such shares have been issued by the Corporation.

                  (h) NON-TRANSFERABILITY. An Option shall be non-assignable and non-transferable by a Non-Employee Director other than by will or the laws of descent and distribution. A Non-Employee Director shall forfeit any Option assigned or transferred, voluntarily or involuntarily, other than as permitted under this subsection. An Option may be exercised during the Non-Employee Director's lifetime only by such person or his or her guardian or legal representative.

                  5. ADJUSTMENTS. In the event of a stock dividend or stock split, or combination or other reduction in the number of issued shares of Common Stock, a merger, consolidation, reorganization, recapitalization, sale or exchange of substantially all assets or dissolution of the Corporation, then appropriate adjustments shall be made in the shares and number of shares of Common Stock subject to and authorized by this Plan and the Option prices specified, in order to prevent dilution or enlargement of the rights of the Non-Employee Directors under the Plan.


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                  6. AMENDMENT OF THE PLAN. The Board of Directors may suspend or terminate the Plan or any portion thereof at any time, and the Board of Directors or the Committee may amend the Plan from time to time as may be deemed to be in the best interests of the Corporation; provided, however, that no such amendment, alteration or discontinuation shall be made (a) that would impair the rights of a Non-Employee Director with respect to Options theretofore awarded, without such person's consent, or (b) without the approval of the stockholders
(i) if such approval is necessary to comply with any legal, tax or regulatory requirement, including any approval requirement which is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act; or (ii) to increase the maximum number of shares subject to the Plan, increase the maximum number of shares issuable to any Non-Employee Director under this Plan, or change the definition of persons eligible to receive awards under this Plan.

                  7. MISCELLANEOUS PROVISIONS. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be nominated for re-election to the Board.

                  8. EFFECTIVE DATE AND DURATION OF PLAN. The Plan shall, subject to approval of the stockholders at the 1992 Annual Meeting, be deemed effective November 25, 1991. No awards shall be made hereunder after the Annual Meeting of Shareholders in 2001.


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